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                                                                      Exhibit 15

                      Acknowledgment of Ernst & Young LLP

The Board of Directors and Stockholders
American Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the American Eagle Outfitters, Inc. Registration Statement (Form S-8) of American Eagle Outfitters, Inc. of our report dated November 15, 2001 relating to the unaudited consolidated interim financial statements of American Eagle Outfitters, Inc. which is included in its Form 10-Q for the quarter and nine months ended November 3, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

December 14, 2001